As filed with the Securities and Exchange Commission on March 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHIFT4 PAYMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3676340
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2202 N. Irving St., Allentown, PA	18109
(Address of Principal Executive Offices)	(ZIP Code)

Shift4 Payments, Inc. 2020 Incentive Award Plan

(Full title of the plan)

Jordan Frankel

Secretary and General Counsel

Shift4 Payments, Inc.

2202 N. Irving Street

Allentown, PA 18109

(Name and address of agent for service)

(888) 276-2108

(Telephone number, including area code, of agent for service)

Copy to:

Marc D. Jaffe

Ian D. Schuman

Adam J. Gelardi

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common Stock	1,409,924 (2)	$72.77 (3)	$102,600,169.48	$11,193.68

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common Stock, par value $0.0001 per share (“Class A Common Stock”), of Shift4 Payments, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Incentive Award Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents additional shares of Class A Common Stock authorized for issuance under the 2020 Plan that became available for issuance on January 1, 2021, pursuant to the provisions of the 2020 Plan that provide for an automatic annual increase in the number of shares authorized for issuance under the 2020 Plan.

(3)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on The New York Stock Exchange on March 3, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,409,924 shares of the Registrant’s Class A Common Stock to be issued pursuant to the 2020 Plan, as a result of the operation of an automatic annual increase provision therein, and for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENTS ON FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-239042), filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2020, relating to the 2020 Plan, are incorporated herein by reference, except as set forth below.

Item 8. Exhibits.

Exhibit Number	Exhibit Index

4.1	Amended and Restated Certificate of Incorporation of Shift4 Payments, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2020).

4.2	Amended and Restated Bylaws of Shift4 Payments, Inc., effective as of June 4, 2020 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2020).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of PricewaterhouseCooopers LLP as to Shift4 Payments, Inc.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1	Shift4 Payments, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-238307), filed on June 3, 2020 with the SEC).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, State of Pennsylvania, on March 8, 2021.

SHIFT4 PAYMENTS, INC.

By	/s/ Jared Isaacman
Jared Isaacman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s Chief Executive Officer and Chief Financial Officer (currently Jared Isaacman and Bradley Herring, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jared Isaacman Jared Isaacman	President, Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2021

/s/ Bradley Herring Bradley Herring	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8, 2021

/s/ Donald Isaacman Donald Isaacman	Director	March 8, 2021

/s/ Christopher Cruz Christopher Cruz	Director	March 8, 2021

/s/ Andrew Frey Andrew Frey	Director	March 8, 2021

/s/ Nancy Disman Nancy Disman	Director	March 8, 2021

/s/ Sarah Goldsmith-Grover Sarah Goldsmith-Grover	Director	March 8, 2021

/s/ Jonathan Halkyard Jonathan Halkyard	Director	March 8, 2021